UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2006

HARLEYSVILLE NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	0-15237	23-2210237
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

483 Main Street, Harleysville, PA	19438
(Address of principal executive offices)	(Zip Code)

215-256-8851

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On July 12, 2007, the Harleysville National Corporation (the “Corporation”) announced that Paul D. Geraghty was appointed as President and Chief Executive Officer and Director of the Corporation and Harleysville National Bank and Trust Company, the Corporation’s wholly-owned subsidiary (the “Bank”). Demetra M. Takes, who served as interim President and Chief Executive Officer of the Corporation will remain as President and Chief Executive Officer of the Bank.

Mr. Geraghty, age 53, was formerly an Executive Vice President with National City Bank since 1999. He was responsible for National City Corp’s capital markets group, derivatives business, merger and acquisition and restructuring advisory businesses, corporate national retail and international banking activities, leasing business and commercial finance and asset based lending business. Initially, he also was responsible for assisting National City Bank to develop its Philadelphia-based loan production office. He also served from 1978 to 1998 with CoreStates Bank in various capacities including head of its corporate banking group from 1996 to 1998, and then with First Union Capital Markets as head of domestic correspondent banking, its international corporate banking division and its London branch.

In connection with Mr. Geraghty’s appointment as President and Chief Executive Officer of the Registrant, Harleysville Management Services, LLC, the Registrant’s wholly-owned subsidiary, entered into an employment agreement with Mr. Geraghty.

Among various provisions, the material terms of the Agreement are summarized as follows:

1.
The initial term of the agreement is 2 years. The agreement automatically extends for an additional year beginning on the first anniversary of the agreement and then on every anniversary unless either party gives 90 days notice of non-renewal.

2.	If Mr. Geraghty’s employment is terminated for “cause”, as defined in the agreement, all rights and benefits under the agreement terminate automatically.

3.	If Mr. Geraghty’s employment is terminated without cause or for “good reason”:

a.
Prior to the first anniversary of the agreement, he will receive an amount equal to 1 times his compensation and continue to receive benefits for twelve months or until substantially similar benefits are secured; or

b.
After the first anniversary of the agreement, he will receive an amount equal to his compensation for the remainder of the agreement and continue to receive benefits for the remainder of the agreement or until substantially similar benefits are secured.

4.	If Mr. Geraghty’s employment is terminated due to disability, as defined in the agreement, then he shall receive 70% of his salary until the earlier of:

a.	His return to work;

b.	He reaches age 65;

c.	His death; or

d.	The expiration of the agreement under its terms.

Amounts payable to Executive under the Registrant's disability insurance policies will be offset against these payments.

5.	If Mr. Geraghty dies, the agreement and all benefits under it automatically terminate.

6.	Mr. Geraghty’s initial compensation, subject to annual review and increase, is:

a.	Annual base salary of $375,000;

b.	Participation in any incentive plans;

c.	Vacation as permitted pursuant to company policies;

d.	Participation in all employee benefit plans;

e.	An automobile;

f.	Reimbursement of any business expenses;

g.
25,000 stock options (i) 50% of which vest when the Registrant’s common stock reaches an average trading price of $20.00 per shares for 30 days and (ii) 50% of which vest when the Registrant’s common stock reaches an average trading price of $22.50 per shares for 30 days within 5 years of the date of the agreement;

h.	A supplemental executive retirement plan; and

i.	Reimbursement of business expenses and dues related to a country club membership.

7.
Upon termination of Mr. Geraghty’s employment following a change in control and prior to the second anniversary of the agreement, he shall receive 2 times his compensation and twenty-four months of benefits which is subject to an excise tax reduction clause.

8.
Upon termination of Mr. Geraghty’s employment following a change in control and following to the second anniversary of the agreement, he shall receive 2 times the sum of his compensation and highest bonus and twenty-four months of benefits which is subject to an excise tax reduction clause.

9.	The agreement is subject to customary non-competition and confidentiality provisions.

The Agreement is attached hereto as Exhibit 99.1 and is incorporated in this Item 5.02 by reference. A press release is attached hereto as Exhibit 99.2 and is incorporated in this Item 5.02 by reference.

ITEM 9.01      Financial Statements and Exhibits

(a)  Financial Statements and Exhibits

None.

(b) Pro Forma Financial Information

None.

(c) Shell Company Transactions.

Not applicable.

(d)            Exhibits.

Exhibit Number	Description
99.1	Employment Agreement between Harleysville Management Services, LLC and Geraghty dated as of July 12, 2007.
99.2	Press release dated July 12, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

HARLEYSVILLE NATIONAL CORPORATION
(Registrant)

Dated: July 12, 2007	/s/ George S. Rapp
George S. Rapp
Executive Vice President, and
Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Employment Agreement between Harleysville Management Services, LLC and Geraghty dated as of July 12, 2007.
99.2	Press release dated July 12, 2007.